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                                  EXHIBIT 10(V)

                  AMENDMENT TO BRUCE HABER EMPLOYMENT AGREEMENT
                            DATED AS OF APRIL 1, 1995

          AMENDMENT TO EMPLOYMENT AGREEMENT DATED FEBRUARY 11, 1992 AS
                       FIRST AMENDED ON DECEMBER 23, 1993


     AGREEMENT made as of the 1st day of April, 1995 by and between BRUCE J. HABER residing at 989 Marcel Road, Baldwin Harbor, NY 11510 (hereinafter referred to as the "Executive") and MICRO BIO-MEDICS, INC., a New York corporation, with principal executive offices located at 717 South Third Avenue, Mt. Vernon, NY 10550 (hereinafter referred to as the "Company").


                              W I T N E S S E T H:

     WHEREAS, the Company and the Executive have entered into an Employment Agreement dated February 11, 1992 (the "Agreement"); and

     WHEREAS, the Company and the Executive on December 23, 1993 entered into an amendment to the Agreement; and

     WHEREAS, the Company and the Executive have mutually agreed to make certain changes to the Agreement:

     NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

     1. Article III is hereby amended and shall be replaced with the following language:

                                   ARTICLE III

                                  COMPENSATION

     (A) The Company shall pay to the Executive for all services to be rendered pursuant to the terms of this agreement, a base salary at the rate of Two Hundred Twenty-Five Thousand ($225,000) Dollars per year, or $18,750 per month, during each year of the term of this agreement, payable in accordance with the Company's normal payroll procedures. However, such payments shall not be made less frequently than on a monthly basis. Salary for the Executive shall be increased by $5,000 per annum commencing on January 1, 1996 until the termination of this Agreement.

     (B) Executive shall be entitled to be paid no later than March 15 of each year, commencing on March 15, 1993, an annual bonus for the most recently completed


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fiscal year equal to no less than seven (7%) percent of the Company's income before income taxes (as defined under generally accepted accounting principles) and Haber's bonus.



     2. Article VI is hereby amended and shall be replaced with the following language:

                                   "ARTICLE VI

                                      TERM

     The term of this agreement shall commence as of the date hereof and continue until March 31, 2000 and on each April 1 thereafter shall be automatically extended for an additional period of one year unless either party elects not to extend the agreement after giving the other party at least 180 days prior written notice."

     3. All other provisions of the Agreement remain unchanged and shall be in full force and effect. The Agreement as amended on December 23, 1993 and as amended herein shall constitute the full agreement between the parties hereto; no change, addition or amendment shall be made hereto except by written agreement signed by the parties hereto. This agreement supersedes all prior agreements and understandings.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement and affixed their hands and seal the day and year first above written.


                                   /s/ Bruce J. Haber
                                   -------------------
                                   Bruce J. Haber, Executive

 (Corporate Seal)                  MICRO BIO-MEDICS, INC.


                                  By    /s/ Gary Butler
                                        -----------------
                                        Gary Butler, Chief Financial
                                        and Accounting Officer and
                                        Authorized Person by the
                                        Compensation Committee


ATTEST:

/s/ Frances Barr
----------------


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